EXHIBIT 99.1

Calypte Announces First Quarter Revenues and Status

    Company Achieves Record Revenues; Seeks Financing Alternatives and Faces Possible Delisting From Nasdaq SmallCap Market

    ALAMEDA, Calif.—(BUSINESS WIRE)—April 12, 2001—Calypte Biomedical Corporation (Nasdaq: CALY) announced today that its preliminary first quarter revenues for the three months ended March 31, 2001 had exceeded its previous best quarter. At the same time, the Company stated that it does not believe that its currently-available financing will be adequate to sustain operations at current levels through the second quarter of 2001. In addition, the Company is currently in discussions with the staff of Nasdaq regarding the Company's failure to meet the net tangible asset requirement for continued listing on the Nasdaq SmallCap Market set forth in the Nasdaq Marketplace Rules.

    Calypte's preliminary first quarter 2001 gross revenues increased 27% to a record $1.4 million as compared to $1.1 million for the three months ended March 31, 2000. This amount is unaudited and subject to possible change. Calypte expects to announce its full first quarter results after close of market on April 26, 2001. Calypte currently believes that its first quarter 2001 loss will be similar to its fourth quarter 2000 loss.

    At March 31, 2001, the Company's cash on-hand was $89,000. During the first quarter of 2001, the Company's cash expenditures exceeded its cash receipts by approximately $1 million. Due to the decline in the market price of its shares, the Company's ability to draw down funds under its equity line of financing has been severely limited and the Company no longer believes that this line of financing will be sufficient to fill its short-term financing requirements.

    "We are encouraged by our record revenues in the first quarter and we believe that performance validates our business and marketing plans," said Nancy E. Katz, Calypte's president, CEO and CFO. "However, due to the decline in the price of Calypte shares, our ability to access needed operating capital through our equity line has diminished substantially. We are looking at steps that we can take to reshape our cost structure to preserve operating capital, but we believe that the Company will require a substantial additional capital infusion. We are also actively searching for strategic opportunities including investment in the Company, a merger or other comparable transaction, the sale of certain of our assets or a financial restructuring to sustain our operations. While some of these opportunities are promising, we do not have any agreements in place."

    There can be no assurance that additional capital will be available to the Company on acceptable terms, or at all.

    In addition, on March 8, Nasdaq notified the Company that it was not in compliance with the Nasdaq SmallCap Market listing requirements. Specifically, Nasdaq cited the Company's failure to meet one of the three criteria relating to net assets, market capitalization or net income. As of December 31, 2000, Calypte's net tangible assets were ($1.56) million and that number has declined further during the first quarter of 2001. Calypte has submitted a plan for meeting the net tangible asset criteria to Nasdaq and has been engaged in discussions with the staff regarding the adequacy of its plan. Calypte expects the Nasdaq staff to issue a determination with respect to the adequacy of the plan within the next several weeks. Should the Nasdaq staff determine that the Calypte plan is inadequate, Calypte would have the right to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff's determination. There can be no assurance that the Staff will find the Company's plan adequate. In that event, there also can be no assurance that the Nasdaq Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market. In such event, the Company's shares would likely trade over the counter. Additionally, the Company's continued ability to use its equity line of financing facility is dependent upon its continued listing on the Nasdaq SmallCap Market.

    Calypte Biomedical Corporation (NASDAQ: CALY), headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in over 40 countries worldwide through international distributors and strategic partners.

    Statements in this press release that are not historical facts are forward-looking statements, including statements of plans regarding strategic and financing opportunities or modifications of the Company's cost structure. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to the Company's ability to obtain additional financing that will allow it to continue its current and future operations, its ability to draw down funds under its existing equity line of financing agreements and whether demand for its product in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in its most recent public filings with the U.S. Securities and Exchange Commission, including the periodic report on Form 10-K for the year ended December 31, 2000.

CONTACT:	Calypte Biomedical Corporation, Alameda Nancy Katz, 510/749-5100 www.calypte.com or Abernathy MacGregor Group, New York Winnie Lerner, 212/371-5999